Elevate Credit, Inc.

2016 Omnibus Incentive Plan

Notice of Cash-Based Award

Awardee's Name:

Awardee's Address:

You (the “Grantee”) have been granted a Cash-Based Award (the “Award”), subject to the terms and conditions of this Notice of Cash-Based Award (the “Notice”), the Elevate Credit, Inc. 2016 Omnibus Incentive Plan, as amended from time to time (the “Plan”), and the Cash-Based Award Agreement (the “Agreement”) attached hereto, as follows. Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Date of Award:

Vesting Commencement Date:

Total Amount of Cash Award:	$

Vesting Schedule:	[	]

In the event of the Grantee’s change in status from Employee to Consultant or Director, the determination of whether such change in status results in a termination of Continuous Service will be determined in accordance with Section 409A of the Code.

During any authorized leave of absence, the vesting of the Units as provided in this schedule shall be suspended (to the extent permitted under Section 409A of the Code) after the leave of absence exceeds a period of three (3) months. Vesting of the Award shall resume upon the Grantee’s termination of the leave of absence and return to service to the Company or a Related Entity; provided, however, that if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then (a) the Grantee’s Continuous Service shall be deemed to terminate on the first date following such six-month period and (b) the Grantee will forfeit portion of the Award that is unvested on the date of the Grantee’s termination of Continuous Service. An authorized leave of absence shall include sick leave, military leave, or other bona fide leave of absence (such as temporary employment by the government). Notwithstanding the foregoing, with respect to a leave of absence due to any medically determinable physical or mental impairment of the Grantee that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Grantee to be unable to perform the duties of the Grantee’s position of employment or substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period above. The Vesting Schedule of the Award shall be extended by the length of the suspension.

If the Grantee’s changes status from Employee, Director or Consultant to any other status of Employee, Director or Consultant, then the Award shall continue to vest in accordance with the Vesting Schedule set forth above.

Vesting shall cease upon the date of termination of the Grantee’s Continuous Service for any reason, including death or Disability. In the event the Grantee’s Continuous Service is terminated for any reason, including death or Disability, any unvested portion of the Award shall be terminated immediately without further action by the Grantee.

The Award shall be subject to the provisions of Section 11 of the Plan in the event of a Corporate Transaction or Change in Control.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

ELEVATE CREDIT, INC.
a Delaware corporation

By:
Name:
Title:

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE AWARD SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE SPECIFICALLY PROVIDED HEREIN (NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED THIS AWARD). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, OR THE PLAN SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE RIGHT OF THE COMPANY OR RELATED ENTITY TO WHICH THE GRANTEE PROVIDES SERVICES TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Grantee further agrees and acknowledges that this Award is a non-elective arrangement pursuant to Section 409A of the Code. The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement shall be resolved by the Administrator in accordance with Section 6 of the Agreement.

The Grantee further agrees to the venue selection and waiver of a jury trial in accordance with Section 7 of the Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated in this Notice.

The Company may, in its sole discretion, decide to deliver this Notice, the Agreement, the Plan and the Plan prospectus (collectively, the “Plan Documents”) to the Grantee by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby agrees to Company’s provision to the Grantee of these documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

The Grantee acknowledges that the Grantee has access to the Company’s intranet and has either received electronic or paper copies of the Plan Documents.

By: ________________________________

Name: _____________________

Date: ______________________

Elevate Credit, Inc.

2016 Omnibus Incentive Plan

Cash-Based Award Agreement

1.    Cash Award. Elevate Credit, Inc., a Delaware corporation (the “Company”), hereby grants to the Grantee (the “Grantee”) named in the Notice of Cash-Based Award (the “Notice”) a cash award (the “Award”) in the amount as set forth in the Notice (the “Cash”), subject to the Notice, this Cash-Based Award Agreement (this “Agreement”) and the terms and provisions of the Elevate Credit, Inc. 2016 Omnibus Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference. Unless otherwise provided herein, the terms in this Agreement shall have the same meaning as those defined in the Plan.

2.    Settlement. The Company shall, as soon as practicable upon the vesting of any Award (but in no event later than one (1) month following the end of the fiscal year in which vesting occurs), effect payment of the Cash to fully settle such vested Award to the Grantee (or, in the event of the Grantee’s death, to the beneficiary). No Cash will be paid pursuant to this Award unless and until all legal requirements applicable to such issuance have been complied with to the satisfaction of the Administrator.

3.    Condition to the Grantee’s Rights Under this Agreement; No Transfers.

(a)    This Agreement shall not become effective, and the Grantee shall have no rights with respect to the Award or the Cash, unless and until the Grantee has fully executed this Agreement to acknowledge and accept the Award.

(b)    The Grantee shall not directly or indirectly sell, transfer, pledge, assign or otherwise encumber the Award or any interest in any Award, or make any commitment or agreement to do any of the foregoing.

4.    Taxes.

(a)    Tax Liability. The Grantee is liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including the grant, vesting, assignment, release or cancellation of the Award and the delivery of Cash. The Company and its Related Entities do not commit and are under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.

(b)    Withholding Taxes. In connection with the Award, if the Company determines that any tax withholding obligation is applicable, whether United States federal, state, local or non-U.S., including any social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), the Company shall withhold the applicable amount or otherwise require that Grantee arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company.

5.    Termination for Cause. If the Grantee’s Continuous Service is terminated by the Company for Cause, then the Awards, whether vested or unvested, shall be automatically and immediately forfeited for no consideration.

6.    Administration and Interpretation.

(a)    Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

(b)    The grant of the Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Grantee acknowledges that the Company will not be obligated to pay any Cash hereunder if the grant or vesting thereof or the payment of such Cash, as the case may be, would constitute a violation by the Grantee or the Company of any such law, regulation or order or any provision thereof. The Company shall not be obligated to take any affirmative action in order to cause the vesting of the Cash pursuant hereto to comply with any such law, regulation, order or provision.

7.    Venue and Waiver of Jury Trial. The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought in the United States District Court for Delaware (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Delaware state court) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 7 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

8.    Mutual Non-disparagement. Neither party will disparage or make negative statements or any unfavorable comments (or induce or encourage others to disparage or make negative statements or unfavorable comments) about the other party, including, without limitation, disparaging the other party in connection with disclosing the facts or circumstances surrounding the termination of the Grantee’s Continuous Service or any aspect of the other party’s business or personal dealings or reputation in any manner. For purposes of this Agreement, the term “disparage” means any comments or statements that would adversely affect in any manner: (i) the conduct of the business of the Company or any Related Entity; or (ii) the business, personal, or professional reputation or relationships of the Company, any Related Entity or the Grantee.

9.    Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

10.    Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by Applicable Law.

11.    Nature of Award. In accepting the Award, the Grantee acknowledges and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)    the Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of awards, even if awards have been awarded repeatedly in the past;

(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)    the Grantee’s participation in the Plan is voluntary;

(e)    neither the Grantee’s participation in the Plan nor this Agreement shall (i) create a right to any employment with the Grantee’s employer or (ii) interfere with the ability of the Company or any Related Entity to terminate the Grantee’s employment relationship, if any, at any time;

(f)    the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Entity;

(g)    in the event that the Grantee is not an Employee of the Company or any Related Entity, the Award and the Grantee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Related Entity;

(h)    in the event of termination of the Grantee’s Continuous Service (whether or not in breach of local labor laws), the Grantee’s right to receive Awards under the Plan and to vest in such Awards, if any, will (except as otherwise provided in the Notice or herein) terminate effective as of the date that the Grantee is no longer providing services and will not be extended by any notice period mandated under local law (e.g., providing services would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of the Grantee’s Continuous Service (whether or not in breach of local labor laws), the Administrator shall have the exclusive discretion to determine when the Grantee is no longer providing services for purposes of this Award;

(i)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan; and

(j)    the Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisers regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

12.    Data Privacy.

(a)    The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Notice and this Agreement by and among, as applicable, the Grantee’s employer, the Company and any Related Entity for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)    The Grantee understands that the Company and the Grantee’s employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(c)    The Grantee understands that Data will be transferred to any third party assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the Grantee’s country, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the

Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

13.    Amendment and Delay to Meet the Requirements of Section 409A. The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this Agreement in any manner and delay the payment of the Cash to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable. In addition, the Company makes no representation that the Award will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Award or to mitigate its effects on any deferrals or payments made in respect of the Cash. The Grantee is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

END OF AGREEMENT